Exhibit 99.2

Investor Contact: Jim Greffet +1.317.383.9935 greffet_james_f@elanco.com

Media Contact: Colleen Parr Dekker +1.317.989.7011 colleen_parr_dekker@elanco.com

Elanco Appoints Art A. Garcia to Board of Directors

GREENFIELD, Ind.—(May 8, 2019)—Elanco Animal Health (NYSE: ELAN) today announced the appointment of Art A. Garcia, recently retired executive vice president and chief financial officer of Ryder System Inc., to the Board of Directors. The board was established in September 2018 when Elanco became a publicly traded company following its separation from Eli Lilly and Company.

“Art is a great addition to the talent and depth of experience we’ve had the good fortune to attract to the Elanco board,” said Jeff Simmons, president and chief executive officer of Elanco. “He brings a wealth of strategic, financial and technical expertise, as well as a strong focus on growth. I look forward to working with Art as we execute our Innovation, Portfolio and Productivity (IPP) strategic plan to fuel our growth and ultimately deliver shareholder value.”

Garcia, a certified public accountant, began his career with Coopers & Lybrand before joining Ryder, the $8 billion Miami-based provider of fleet management, supply chain management and logistic solutions. While at Ryder, Garcia held several positions of increasing responsibility, including group director accounting services, as well as senior vice president and corporate controller before his appointment as CFO in 2010. In addition to his responsibilities as CFO, Garcia oversaw corporate strategy and development, and led the reengineering of the company’s finance function to drive increased efficiencies. Garcia also was a key member of the Ryder executive team that established a new business model and implemented strategies to revitalize growth and improve profitability.

Garcia graduated Magna Cum Laude from Florida State University with a bachelor’s degree in accounting. He also sits on the board of ABM Industries, where he is chair of the Audit Committee and a member of the Strategy and Enterprise Risk committee. As a member of Elanco’s Board of Directors, Garcia will sit on the Audit and Finance Committees.

ABOUT ELANCO

Elanco (NYSE: ELAN) is a global animal health company that develops products and knowledge services to prevent and treat disease in food animals and pets in more than 90 countries. With a 64-year heritage, we rigorously innovate to improve the health of animals and benefit our customers, while fostering an inclusive, cause-driven culture for more than 5,800 employees. At Elanco, we’re driven by our vision of food and companionship enriching life - all to advance the health of animals, people and the planet. Learn more at www.elanco.com.